EXHIBIT 99.1


On July 16, 1999, the Registrant issued the following press release:


              " PYR ENERGY REPORTS THIRD QUARTER FINANCIAL RESULTS

     DENVER -- PYR Energy Corporation (EBB: PYRX) today announced that for its third quarter ended May 31, 1999, the Company had a net loss of ($237,891) or ($.023) per common share, compared with a net loss of ($164,392) or ($.018) per common share for the corresponding third quarter ended May 31, 1998. In the nine months ended May 31, 1999, the Company reported a net loss of ($659,192) or ($.068) per common share compared with net income of $50,843 or $.006 per common share for the corresponding nine month period ended May 31, 1998.

     The difference in the 1999 and 1998 third quarters results primarily from interest expense recorded in 1999 associated with convertible debentures that were issued during fiscal 1999. The difference between the nine month periods ended May 31, 1999 and 1998 results from interest on the convertible notes recorded in the nine months ended May 31, 1999 and from a $556,000 gain on the sale of partial interests in an undeveloped oil and gas prospect that was recorded during the nine months ended May 31, 1998. The Company has had no revenues from the sale of oil or natural gas production.

     General and administrative expenses associated with the Company's efforts to pursue primarily its California exploration projects totaled $216,359 and $528,433 for the quarter and nine months ended May 31, 1999, respectively. This compares to $163,343 and $524,633 for the third quarter and nine months ended May 31, 1998, respectively.

     At May 31, 1999, the Company had cash of $6,517,262, total assets of $11,179,781, current liabilities of $138,001 and total stockholders' equity of $11,040,302. Other than a $1,478 obligation under capital lease for office equipment, the Company has no outstanding long-term debt. There were 14,068,670 common shares outstanding at May 31, 1999.

     During the quarter ended May 31, 1999, the Company received $7,000,000 (less commissions, fees and related expenses of approximately $92,000) of private placement funding through the sale of 4,375,000 shares of its common stock and 437,500 5-year warrants to purchase an additional share of the Company's common stock at an exercise price of $2.50. These funds will be used primarily for additional costs associated with the Company's East Lost Hills project, costs for additional projects in the San Joaquin Basin of California and in certain areas of the Rocky Mountains, and for general and administrative expenses.

     Denver based PYR Energy is a natural gas and oil exploration company with activities focused in the San Joaquin Basin of California and in select areas of the Rocky Mountain region.

                                      # # #

This release contains forward-looking statements regarding PYR Energy Corporation's future plans and expected performance based on assumptions the Company believes to be reasonable. A number of risks and uncertainties could cause actual results to differ materially from these statements, including, without limitation, the success rate of exploration efforts and the timeliness of development activities, fluctuations in oil and gas prices, and other risk factors described from time to time in the Company's reports filed with the SEC. In addition, the Company operates in an industry sector where securities values are highly volatile and may be influenced by economic and other factors beyond the Company's control."